Exhibit 10.20

CROSS-INDEMNITY AGREEMENT

by and between

BLACK KNIGHT FINANCIAL SERVICES, LLC

and

SERVICELINK HOLDINGS, LLC

Dated as of December 22, 2014

i

CROSS-INDEMNITY AGREEMENT

This Cross-Indemnity Agreement (this “Agreement”) is entered into as of December 22, 2014, by and between Black Knight Financial Services, LLC, a Delaware limited liability company (“BKFS”), and ServiceLink Holdings, LLC, a Delaware limited liability company (“SL”).

RECITALS

WHEREAS, BKFS and SL are parties to that certain Contribution and Reorganization Agreement, dated as of January 3, 2014, providing for, among other things, the contribution and reorganization of certain businesses into each of BKFS and SL (the “Contribution and Reorganization”); and

WHEREAS, in connection with the Contribution and Reorganization, BKFS and SL desire to indemnify each other on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1. General.

As used in this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, lawsuit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that, for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group.

As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the Management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” has the meaning given in the Preamble.

“Arbitrator” has the meaning set forth in Section 3.3(c).

“BKFS Business” means the business conducted by the operations of the BKFS Group prior to or following of the consummation of the Contribution and Reorganization.

“BKFS Group” means BKFS and each Person that is a direct or indirect Subsidiary of BKFS immediately following the consummation of the Contribution and Reorganization and each Person that becomes a Subsidiary of BKFS at any time after the Contribution and Reorganization.

“BKFS Liabilities” any and all liabilities primarily relating to, arising out of, or resulting from the operation or conduct of the BKFS Business.

“Business Day” means any day, other than a Saturday or Sunday, or a day on which banking institutions arc authorized or required by law or regulation to close in Jacksonville, Florida or New York, New York.

“Claim Notice” has the meaning set forth in Section 2.3(a).

“Claimed Amount” has the meaning set forth in Section 2.3(a).

“Controlling Party” has the meaning set forth in Section 2.3(d)(ii). “Dispute” has the meaning set forth in Section 3.3(a).

“Governmental Entity” means any court, tribunal, arbitrator or governmental or regulatory official, authority or agency, domestic or foreign.

“Indemnifiable Losses” mean all losses, claims, demands, damages, liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), obligations, liens, forfeitures, settlements, payments, costs, fees or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending an Action), of any nature or kind, including any reasonable out-of-pocket fees, costs or expenses of enforcing any indemnity hereunder; provided that “Indemnifiable Losses” shall not include (i) any indirect, special, consequential or punitive damages except for indirect, special, consequential or punitive damages paid or awarded to a third party in a Third-Party Claim, or (ii) any of the foregoing items to the extent caused by, resulting from or arising out of the gross negligence, willful misconduct or fraud of such Indemnitee or its Affiliates.

“Indemnified Party” has the meaning set forth in Section 2.3(a).

“Indemnifying Party” has the meaning set forth in Section 2.3(a).

“Indemnitee” means a Person who or which may seek indemnification under this Agreement.

“Non-controlling Party” has the meaning set forth in Section 2.3(d)(ii).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency, or political subdivision thereof.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“SL Business” means the business conducted by the operations of the SL Group prior to or following the consummation of the Contribution and Reorganization.

“SL Group” means SL and each Person that is a direct or indirect Subsidiary of SL immediately following the consummation of the Contribution and Reorganization and each Person that becomes a Subsidiary of SL at any time after the Contribution and Reorganization.

“SL Liabilities” any and all liabilities primarily relating to, arising out of, or resulting from the operation or conduct of the SL Business.

“Subsidiary” means with respect to any specified Person, any corporation or other legal entity of which such Person controls or owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

“Third-Party Claim” has the meaning set forth in Section 2.3 (d)(i).

Section 1.2. Interpretation.

(a) For purposes of this Agreement (including all exhibits, schedules and amendments), unless the context otherwise requires, (1) all terms defined herein include the plural as well as the singular, and the masculine, feminine or neuter gender shall be deemed to include the others whenever the context so requires and (ii) references to any Person include successors of such Person by consolidation and merger and transferees of all or substantially all its assets (provided that such successor has duly assumed in writing all such Person’s obligations, if any, hereunder).

(b) Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import refer to this Agreement, unless the context requires otherwise.

(c) References herein to any agreement or other instrument shall, unless the context otherwise requires (or the definition thereof otherwise specifies), be deemed references to the same as it may from time to time be changed, amended or extended in accordance with its terms.

(d) All references in this Agreement to times of the day shall be to the city of Jacksonville, Florida time.

ARTICLE 2.

INDEMNIFICATION

Section 2.1. Indemnification by BKFS.

BKFS shall indemnify, defend and hold harmless the SL Group from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with the BKFS Liabilities.

Section 2.2. Indemnification by SL.

SL shall indemnify, defend and hold harmless the BKFS Group from and against any and all Indemnifiable Losses arising out of by reason of or otherwise in connection with (i) the SL Liabilities and (ii) any threatened, pending or completed action, suit or proceeding, whether of a civil, criminal, administrative or investigative nature (an “Action”), in which any member of the BKFS Group may be or may have been involved as a party or otherwise, by reason of the entity formerly known as Lender Processing Services, Inc. having been named as a defendant in any such Action and such Action arises out of or relates to conduct attributed to the SL Business.

Section 2.3. Claim Procedure.

(a) Claim Notice. A party that seeks indemnity under this Article 2 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”), whether the Indemnifiable Losses sought arise from matters solely between the parties or from Third-Party Claims. The Claim Notice must contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Indemnifiable Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Indemnifiable Losses. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation hereunder except to the extent that any Indemnifiable Losses are caused by, arise out of or are increased by such failure.

(b) Response to Notice of Claim. Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, in which case the Indemnifying Party will pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case the parties will resort to the dispute resolution procedures set forth in Section 3.3.

(c) Contested Claims. In the event that the Indemnifying Party disputes the Claimed Amount, as soon as practicable but in no event later than ten Business Days after the receipt of the notice referenced in. Section 2.3(b)(ii) hereof, the parties will begin the process of resolving the matter in accordance with the dispute resolution provisions of Section 3.3 hereof. Upon ultimate resolution thereof, the parties will take such actions as are reasonably necessary to comply with such resolution.

(d) Third Party Claims.

(i) In the event that the Indemnified Party provides a Claim Notice in respect of the assertion of any claim or the commencement of any Action by a Person who is not a member of either Group (collectively, a “Third-Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 2, such Claim Notice will be accompanied by any documentation submitted by such third party and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Indemnifiable Losses. Within 20 Business Days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party will control such defense.

(ii) The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if-the Indemnifying Party assumes control of such defense and the Indemnified Party concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third-Party Claim, the reasonable fees and expenses of one separate counsel to all Indemnified Parties will be considered “Indemnifiable Losses” for purposes of this Agreement, The party controlling such defense (the “Controlling Party”) will keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist, at no cost, the Controlling Party in the defense of such Third-Party Claim.

(iii) The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if (A) the Indemnifying Party agrees hi writing to pay any amounts payable pursuant to such settlement or judgment, (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further liability, and (C) such settlement or judgment is only for monetary damages. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

Section 2.4. [Reserved].

Section 2.5. Limitations.

(a) Insurance Proceeds; Third Parry Coverage. The amount of any Indemnifiable Losses for which indemnification is provided under this Agreement will be net of any amounts actually recovered by the Indemnified Party from any third Person (including amounts actually recovered under the Indemnified Party’s insurance policies) with respect to such Indemnifiable Losses. Any Indemnifying Party hereunder will be subrogated to the rights of the Indemnified Party upon payment in full of the amount of the relevant Indemnifiable Losses. An insurer who would otherwise be obligated to pay any claim will not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third Person in respect of Indemnifiable Losses for which indemnification is provided in this Agreement after the full amount of such Indemnifiable Losses has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnifiable Losses and the amount received from the third Person exceeds the remaining unpaid balance of such Indemnifiable Losses, then the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (X) the sum of the amount theretofore paid by such Indemnifying Party in respect of such Indemnifiable Losses plus the amount received from the third Person in respect thereof, less (Y) the full amount of such Indemnifiable Losses.

(b) Other Agreements. Notwithstanding any other provision hereof to the contrary, this Agreement is not intended to change the allocation of liability for any matter in any other existing or future agreement between any member of the BKFS Group and any member of the SL Group, to all of which this Agreement is hereby made subject.

ARTICLE 3.

MISCELLANEOUS

Section 3.1. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND JUDICIAL DECISIONS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS EXECUTED AND PERFORMED ENTIRELY WITHIN SUCH STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 3.2. Jurisdiction.

Subject to Section 3.3, if any Dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Duval County, Florida, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 3.3. Dispute Resolution.

(a) Amicable Resolution. BKFS and SL mutually desire that friendly collaboration continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement. In furtherance thereat in the event of any dispute or disagreement (a “Dispute”) between any BKFS Group member and any SL Group member as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, will be referred for resolution to a steering committee established pursuant to this Section 3.3(a) (the “Steering Committee”). The Steering Committee will have two members, one of whom will be appointed by BKFS and the other of whom will be appointed by SL, and each of whom shall be a senior executive of the party appointing the member (provided, that, in no event shall the member appointed by BKFS or SL be an employee of the other). The Steering Committee will make a good faith effort to promptly resolve all Disputes referred to it. Steering Committee decisions will be unanimous and will be binding on BKFS and SL. If the Steering Committee does not agree to a resolution of a Dispute within 30 days after the reference of the matter to it, then the parties will be free to exercise the remedies available to them under applicable law, subject to Sections 3.3(b) and 3.3(c).

(b) Mediation. If the Steering Committee is unable to resolve any Dispute as contemplated by Section 3.3(a), either BKFS or SL may demand mediation of the Dispute by written notice to the other in which case the two parties will select a mediator within 14 days after the demand. Neither party may unreasonably withhold consent to the selection of the mediator. Each of BKFS and SL will bear its own costs of mediation but both parties will share the costs of the mediator equally.

(c) Arbitration. In the event that the Dispute is not resolved in an amicable manner as set forth in Section 3.3(a) or through mediation pursuant to Section 3.3(b), the latter within 30 days of the submission of the Dispute to mediation, either party involved in. the Dispute may submit the dispute to binding arbitration pursuant to this Section 3.3(c). All Disputes submitted to arbitration pursuant to this Section 3.3(c) shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless the parties involved mutually agree to utilize an alternate set of rules, in which event all references herein to the American Arbitration Association shall be deemed modified accordingly. Expedited rules shall apply regardless of the amount at issue. Arbitration proceedings hereunder may be initiated by either party making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in Orlando, Florida. The arbitration shall be by a single qualified arbitrator (“Arbitrator”) experienced in the matters at issue, such Arbitrator to be mutually agreed upon by BKFS and SL. If the parties fail to agree on an Arbitrator within 30 days after notice of commencement of arbitration, the American Arbitration Association shall, upon the request of any party to the dispute or difference, appoint the. Arbitrator. All arbitration proceedings shall be held in the city of Jacksonville, Florida in a location to be specified by the Arbitrator (or any place agreed to by the parties and the

Arbitrator). Any order or determination of the arbitral tribunal shall be final and binding upon the parties to the arbitration as to matters submitted and may be enforced by any party to the Dispute in any court having jurisdiction over the subject matter or over any of the parties. The parties agree that the length of time to be provided in any arbitration action to conduct discovery shall be limited to 90 days, the length of time to conduct the arbitration hearing shall be limited to ten days (with each party having equal time) and that the Arbitrator shall be required to render his or her decision within 30 days of the completion of the arbitration bearing. All costs and expenses incurred by the Arbitrator shalt be shared equally by the parties. Each party shall bear its own costs and expenses in connection with any such arbitration proceeding. The use of any alternative dispute resolution procedures hereunder will not be construed under the doctrines of ladies, waiver or estoppel to affect adversely the rights of either party.

(d) Non-Exclusive Remedy.

(i) Nothing in this Section 3.3 shall prevent either BKFS or SL from commencing formal litigation proceedings or seeking injunctive or similar relief if any delay resulting from efforts to mediate such Dispute could result in serious and irreparable injury to BKFS, SL or any member of either party’s Group.

(ii) Nothing in this Section 3.3 shall prevent either BKFS or SL from immediately seeking injunctive or interim relief in the event of any actual or threatened breach of any confidentiality provisions of this Agreement. If an arbitral tribunal has not been appointed with respect to any Dispute at the time of such actual or threatened breach, then either party may seek such injunctive or interim relief from any court with jurisdiction over the matter. If an arbitral tribunal has been appointed with respect to any Dispute at the time of such actual or threatened breach, then the parties agree to submit to the jurisdiction of state and federal courts of Duval County, Florida, pursuant to Section 3.2, with respect to such matter.

(e) Commencement of Dispute Resolution Procedure. Notwithstanding anything to the contrary in this Agreement, BKFS and SL are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to Section 2.3, this Section 3.3 or otherwise, and each party will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 3.3(e).

Section 3.4. Access to Information.

Upon reasonable notice, each party (the “Providing Party”) shall furnish or cause to be furnished to the other party the “Requesting Party”) and its Representatives during normal business hours and at the expense of the Requesting Party such assistance and access to information, including all original agreements, documents, books, records and files, of the Providing Party and its subsidiaries as the Requesting Party shall reasonably request in connection with financial reporting and accounting matters, the preparation of and filing of any tax returns, reports or forms or the defense of any tax claim or assessment or Third-Party Claim, the preparation and filing of reports and other filings with any Governmental Entity or any other reasonable purpose, provided that such assistance and access does not unreasonably disrupt the normal operations of the Providing Party or any of its subsidiaries. Except as required by applicable law, all confidential information of the Providing Party so obtained by the Requesting Party shall be kept confidential by the Requesting Party.

Section 3.5. Notices.

Each party giving any notice required or permitted under this Agreement shall give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 3.5: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 3.5 and will be deemed given on the date that the intended addressee actually receives the notice.

If to BKFS, to:

Black Knight Financial Services, LLC

601 Riverside Avenue

Jacksonville, FL 32204

Fax : (904) 633-3055

Attention: General Counsel

If to SL, to:

ServiceLink Holdings, LLC

601 Riverside Ave.,

Jacksonville, FL 32207

Fax: (904) 633-3055

Attention: General Counsel

with a copy to:

ServiceLink NLS, LLC

1400 Cherrington Parkway

Moon Township, PA 15142

Attention: Legal Department

Section 3.6. Binding Effect and Assignment.

This Agreement binds and benefits the parties and their respective successors and assigns. Neither party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other party, which consent may be withheld in such party’s sole and absolute discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void. Notwithstanding the preceding sentence, either party may assign this Agreement in connection with a merger transaction in which such party is not the surviving entity or the sale of all or substantially all of its assets.

Section 3.7. Severability.

If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 3.8. Entire Agreement.

This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement.

Section 3.9. Counterparts.

The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of both parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 3.10. Expenses.

Except as otherwise set forth herein, each party shall bear its own costs incurred in connection with this Agreement.

Section 3.11. Amendment.

The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 3.12. Waiver.

The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 3.13. Authority.

Each party represents to the other that (a) it has the requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this

Agreement have been duly authorized by all necessary action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 3.14. Construction of Agreement.

(a) Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.

(b) The captions, titles and headings, and table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. When a reference is made in this Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

(c) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any party under any under any rule of construction, and no party shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

(d) This Agreement is for the sole benefit of the parties hereto and their respective Group members and, except for the indemnification rights of the BKFS Group and the SL Group under this Agreement, does not, and is not intended to, confer any or equitable rights, remedies or claims in favor of any Person (including any employee or equityholder of BKFS or SL) other than the parties signing this Agreement and their respective Group members.

(e) The words “including,” “includes, or “include” are to be read as listing nonexclusive examples of the matters referred to, whether or not words such as “without or “but not limited to” are used in each instance.

Any reference in this Agreement to a “member” of a Group means a party to this Agreement or another Person referred to in the definition of BUS Group or SL Group, as applicable.

Section 3.15. Termination.

This Agreement may be terminated only by written agreement executed by both BKFS and SL. Furthermore, either party may terminate this Agreement at any time upon written notice if the other party ceases to conduct business, becomes or is declared insolvent or bankrupt, is the subject of any proceeding relating to its liquidation or insolvency which is not dismissed within sixty (60) days, or makes an assignment for the benefit of its creditors.

[signatures on following page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duty authorized officer on the date first set forth above.

BLACK KNIGHT FINANCIAL SERVICES, LLC

By	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Executive Vice President, General Counsel and Corporate Secretary

SERVICELINK HOLDINGS, LLC

By	/s/ Marcus A. Spatafore
Name:	Marcus A. Spatafore
Title:	Executive Vice President, General Counsel